                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                BancTec, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                BancTec, Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      [LOGO OF BANCTEC, INC. APPEARS HERE]

                            4435 SPRING VALLEY ROAD
                              DALLAS, TEXAS 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 18, 1994

  Notice is hereby given that the Annual Meeting of Stockholders of BancTec, Inc., a Delaware corporation (the "Company"), will be held at The Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas on August 18, 1994, at 10:00 a.m., Dallas, Texas time for the following purposes:

   (i) To elect three directors;

  (ii) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  The accompanying Proxy Statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

  Only stockholders of record at the close of business on July 6, 1994, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment(s) thereof.

  You are cordially invited and urged to attend the meeting, but if you are unable to attend, you are requested to sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                                   Secretary

Dallas, Texas
July 13, 1994

                      [LOGO OF BANCTEC, INC. APPEARS HERE]

                            4435 SPRING VALLEY ROAD
                              DALLAS, TEXAS 75244

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 18, 1994

  This Proxy Statement is sent to stockholders of BancTec, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders of the Company, and any adjournment(s) thereof (the "Meeting"), to be held on August 18, 1994, at 10:00 a.m., Dallas, Texas time at The Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The Company has also retained Beacon Hill Partners, Inc. to solicit stockholders in connection with the matters to be presented at the Meeting for a fee not to exceed $3,500 plus reimbursement of certain expenses. The Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to stockholders on or about July 13, 1994.

  The Annual Report to Stockholders covering the Company's fiscal year ended March 27, 1994 ("Fiscal 1994"), including audited financial statements, is enclosed herewith. Such Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise: (i) by giving written notice to the Company of such revocation; (ii) by voting in person at the Meeting; or (iii) by executing and delivering to the Company a later dated proxy.

  The voting securities of the Company are shares of its Common Stock, $.01 par value ("Common Stock"), each share of which entitles the holder thereof to one vote. On July 6, 1994, there were outstanding and entitled to vote 10,624,122 shares of Common Stock. Only stockholders of record at the close of business on July 6, 1994, are entitled to notice of, and to vote at, the Meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. If a quorum is not present or represented at the Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. At any such adjourned Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of a quorum, but will not be counted as votes in favor of a proposal.

  Cumulative voting is not permitted in the election of directors of the Company. On all matters (including election of directors) submitted to a vote of the stockholders at the Meeting, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on July 6, 1994.

  Proxies in the accompanying form, if properly executed and returned, will be voted at the Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to any of the following matters will be voted as follows: (i) "FOR" the election of the three persons named in this Proxy Statement as the Board's nominees for election to the Board; and (ii) in accordance with the discretion of the holders of such proxies with respect to any other business that properly comes before the stockholders at the Meeting. The Board knows of no matters, other than those stated above, to be presented for consideration at the Meeting. If, however, other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the Meeting from time to time.

                             ELECTION OF DIRECTORS

  The directors of the Company have been divided into three classes. The members of each class serve for three years. Pursuant to the Company's bylaws, the Board has fixed the number of directors at eight. Three of the eight directors' terms expire this year. The term of office for each director shall be until the year following each nominee's name below or until a successor is elected and qualified. Directors are elected by a plurality of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Meeting.

  The Board recommends a vote FOR the election of the following nominees to be elected for a term expiring in 1997:


               NAME                            AGE              POSITION
    ------------------------------------       ---    ----------------------------
     Michael E. Faherty.......................  59    Director
     Paul J. Ferri............................  55    Director
     Merle J. Volding.........................  70    Director

  The following directors are presently serving unexpired terms, ending the year following such director's name:


               NAME                            AGE              POSITION
    ------------------------------------       ---    ----------------------------
     Grahame N. Clark, Jr. (1996).............  51    Chairman and Chief Executive
                                                        Officer and Director
     Rawles Fulgham (1995)....................  66    Director
     Thomas G. Kamp (1995)....................  69    Director
     Michael A. Stone (1996)..................  57    Director
     Norton A. Stuart, Jr. (1995).............  59    President and Director

  Mr. Faherty has been a director of the Company since September 1984. Since 1977, Mr. Faherty has been president of MICO, Inc., a family-owned consulting and contract executive business. Mr. Faherty also serves as a director of Davox Corporation (a manufacturer of computer-aided communication systems), Biomagnetic Technologies Inc. (a manufacturer of magnetic imaging equipment), and ALC Communications (a provider of long distance telecommunication services).

  Mr. Ferri has been a director of the Company since September 1978. Mr. Ferri has been managing general partner in Matrix Partners III, L.P. and Matrix Partners II, L.P. (venture capital investment partnerships) and Matrix Partners (a liquidating trust) since March 1990, August 1985, and January 1982, respectively. In addition, Mr. Ferri is a director of Stratus Computer, Inc. (a manufacturer of fault tolerant computer systems) and Xyplex, Inc. (a manufacturer of data communication, multi-protocol servers).

  Mr. Volding has been a director of the Company since December 1971. From April 1987 to April 1989, Mr. Volding was Chairman of the Executive Committee of the Company. From October 1985 to April 1987, Mr. Volding was Chairman of the Board of the Company. Mr. Volding served as President and Chief Executive Officer of the Company from March 1974 to October 1985. Mr. Volding also serves as a director of Computer Language Research, Inc. (a developer of proprietary software systems).

  Mr. Clark has been a director of the Company since September 1985. Mr. Clark has been Chairman and Chief Executive Officer of the Company since April 1987. Mr. Clark also serves as a director of El Chico Restaurants, Inc. (owner and franchiser of El Chico and other Tex-Mex style Mexican restaurants).

  Mr. Fulgham has been a director of the Company since June 1982. Since September 1989, Mr. Fulgham has served as senior advisor of Merrill Lynch & Co., Inc. From August 1982 to September 1989, Mr. Fulgham was executive director of Merrill Lynch Private Capital Inc. In addition, Mr. Fulgham presently serves as a director of Dresser Industries, Inc. (a supplier to energy-related companies), NCH Corporation (a manufacturer of products used in maintenance applications), Republic Financial Services, Inc. (a provider of casualty life insurance and consumer finance) and INDRESCO, Inc. (a provider of products for industrial production and infrastructure development).

  Mr. Kamp has been a director of the Company since June 1982. Mr. Kamp served as chairman of the board of Premier Computer Corporation (a disk drive remanufacturer) from 1985 to 1990, and also served as chairman of the board of Rodime, Inc. (a disk drive manufacturer) from 1989 to 1991. Mr. Kamp was vice chairman of Control Data Corporation until December 1984 and chairman of Centronics Data Computer Corporation (a holding company) from January 1985 until January 1988.

  Mr. Stone has been a director of the Company since January 1979. Since March 1985, Mr. Stone has been general partner of Davis Venture Group, L.P., the general venture partner of Davis Venture Partners, L.P. (a venture capital partnership). Mr. Stone also serves as a director of Encore Wire Corporation (a manufacturer of copper electrical wire).

  Mr. Stuart has been a director of the Company since February 1986. Mr. Stuart has been President of the Company since April 1987.

  Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board may recommend. The Board has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

                      MEETINGS AND COMMITTEES OF THE BOARD

  The Board held five meetings in Fiscal 1994, and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he served as a director and (ii) the total number of meetings held by all committees of the Board on which he served.

  The Board does not have a standing nominating committee or a committee performing similar functions. Nominees to the Board are selected by the entire Board.

  The Board has an Option Committee (herein so called), which is composed of Michael A. Stone, Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, and Merle J. Volding. The Option Committee administers the 1989 Plan and the 1994 Plan. The Option Committee held five meetings during Fiscal 1994.

  The Board has a Compensation Committee (herein so called), which is composed of Rawles Fulgham, Michael E. Faherty, and Thomas G. Kamp. The Compensation Committee reviews and makes recommendations regarding compensation and other employment benefits of officers and employees of the Company. The Compensation Committee held two meetings during Fiscal 1994.

  The Board has an Audit Committee (herein so called), which is composed of Paul J. Ferri, Michael A. Stone, and Merle J. Volding. The Audit Committee reviews the Company's financial results, recommends the appointment of the Company's outside auditors, reviews the scope and results of audits, and reviews internal accounting controls. The Audit Committee held three meetings during Fiscal 1994.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation earned during Fiscal 1994 and the fiscal years ended March 28, 1993 ("Fiscal 1993"), and March 29, 1992 ("Fiscal 1992"), by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based upon salary and bonus earned during Fiscal 1994). All information relating to shares of Common Stock and options to purchase Common Stock contained herein have been adjusted to reflect the three-for-two stock split of Common Stock effected in February 1993.

                                        ANNUAL COMPENSATION     LONG TERM COMPENSATION AWARDS
                                       ----------------------  -------------------------------
                                FISCAL                         RESTRICTED STOCK
NAME AND PRINCIPAL POSITION(S)   YEAR  SALARY ($) BONUS($)(1)    AWARD(S) ($)   OPTIONS (#)(2)
- - ------------------------------  ------ ---------- -----------  ---------------- --------------
Grahame N. Clark, Jr.....        1994   256,849     198,645        392,364          40,000
 Chairman and Chief Exec-
  utive Officer                  1993   255,615     181,059        229,361(3)       60,000
                                 1992   224,231     270,000(4)        -0-           60,000
Norton A. Stuart, Jr. ...        1994   186,924     112,651         19,703          10,000
 President                       1993   185,038     111,757         44,873(5)       15,000
                                 1992   159,808     155,400(4)        -0-           15,000
William A. Feldman.......        1994   164,336      79,167         13,582          10,000
 Senior Vice President           1993   159,810      77,074        137,284(6)       22,500
                                 1992   144,000      94,500           -0-           30,000
William E. Bassett.......        1994   169,337      83,261         12,224          15,000
 Executive Vice Presi-
  dent; President,               1993   135,904      69,312        108,159(7)       37,500
 BancTec USA, Inc.; and          1992   127,115      87,020           -0-           15,000
  President,
  BTI Systems, Inc.
Jerome R. Brown..........        1994   135,754      63,428         11,095           5,000
 Senior Vice President           1993   128,500      62,943        132,502(8)       22,500
                                 1992   128,115      75,030           -0-           15,000

- - --------
(1) Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the next fiscal year.

(2) Options to acquire shares of Common Stock.

(3) On March 27, 1994, Mr. Clark held 36,324 shares of restricted Common Stock granted under the 1989 Plan with a value of $853,626 based upon the closing market price of Common Stock reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994. Of these 36,324 shares of restricted stock, 12,064 shares vest within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 12,064 shares, 3,464 vested on April 1, 1994, 556 vested on May 27, 1994, 3,465 will vest on April 1, 1995, 557 will vest on May 27, 1995, 3,466 will vest on April 1, 1996, and 557 will vest on May 27, 1996. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(4) For Fiscal 1992, the bonus includes a cash bonus that was required to be utilized only for the exercise of stock options granted under the 1989 Plan or any option plan under which the Company had previously granted options. For Fiscal 1992, the following amounts of such limited purpose cash bonus were received by the individuals indicated: Grahame N. Clark, Jr. ($90,000); and Norton A. Stuart, Jr. ($51,800).

(5) On March 27, 1994, Mr. Stuart held 2,960 shares of restricted Common Stock granted under the 1989 Plan with a value of $69,560 based upon the closing market price of Common Stock reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994. Of these 2,960 shares of restricted stock, 965 vested on April 1, 1994, and 965 will vest on April 1, 1995, 343 will vest on each of May 27, 1994 and May 27, 1995, and 344 will vest on May 27, 1996. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(6) On March 27, 1994, Mr. Feldman held 8,763 shares of restricted Common Stock granted under the 1989 Plan with a value of $205,930 based upon the closing market price of Common Stock reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994. Of these 8,763 shares of restricted stock, 3,125 shares vest within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 3,125 shares, 805 vested on April 1, 1994, 236 vested on May 27, 1994, 805 will vest on April 1, 1995, 237 will vest on May 27, 1995, 805 will vest on April 1, 1996, and 237 will vest on May 27, 1996. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(7) On March 27, 1994, Mr. Bassett held 6,920 shares of restricted Common Stock granted under the 1989 Plan with a value of $162,620 based upon the closing market price of Common Stock reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994. Of these 6,920 shares of restricted stock, 2,732 shares vest within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 2,732 shares, 697 vested on April 1, 1994, 213 vested on May 27, 1994, 698 will vest on April 1, 1995, 213 will vest on May 27, 1995, 698 will vest on April 1, 1996, and 213 will vest on May 27, 1996. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

(8) On March 27, 1994, Mr. Brown held 8,471 shares of restricted Common Stock granted under the 1989 Plan with a value of $199,068 based upon the closing market price of Common Stock reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994. Of these 8,471 shares of restricted stock, 2,551 shares vest within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 2,551 shares, 657 vested on April 1, 1994, 193 vested on May 27, 1994, 657 will vest on April 1, 1995, 193 will vest on May 27, 1995, 657 will vest on April 1, 1996, and 193 will vest on May 27, 1996. Dividends, if any, paid in respect of Common Stock will be paid in respect of Common Stock held as restricted stock.

OPTION GRANTS IN FISCAL 1994

  The following table sets forth information related to options granted to the named executive officers during Fiscal 1994.

                                                                                   POTENTIAL REALIZABLE
                                                                                         VALUE AT
                                                                                      ASSUMED ANNUAL
                                                                                         RATES OF
                                                                                 STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                    FOR OPTION TERM(1)
 ------------------------------------------------------------------------------- ------------------------
                                  PERCENT OF TOTAL
                         OPTIONS OPTIONS GRANTED TO EXERCISE OR
                         GRANTED    EMPLOYEES IN    BASE PRICE
          NAME           (#)(2)    FISCAL YEAR(%)    ($/SH)(3)  EXPIRATION DATE     5% ($)      10% ($)
          ----           ------- ------------------ ----------- ---------------- ------------ ------------
Grahame N. Clark, Jr.... 40,000        14.40           20.75    December 1, 1999      282,279      640,395
Norton A. Stuart, Jr.... 10,000         3.60           20.75    December 1, 1999       70,569      160,098
William A. Feldman...... 10,000         3.60           20.75    December 1, 1999       70,569      160,098
William E. Bassett...... 15,000         5.40           20.75    December 1, 1999      105,854      240,148
Jerome R. Brown.........  5,000         1.80           20.75    December 1, 1999       35,284       80,049

- - --------
(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of the Common Stock over the term of the options. These amounts do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability, or vesting periods of up to five years. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.

(2) Options to acquire shares of Common Stock, which were granted on December 1, 1994, under the 1989 Plan. The options will vest ratably over five years beginning one year after the date of grant.

(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in Cash, or a combination of either of the foregoing, as approved by the Option Committee in its discretion.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1994
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information related to the number of options exercised in Fiscal 1994 and the value realized by the named executive officers. Further, the table provides information related to the number and value of options held by the named executive officer at the end of Fiscal 1994.

                                                                                        VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                    OPTIONS AT FISCAL YEAR-END      OPTIONS AT FISCAL YEAR-END(1)
                                                  ------------------------------- ---------------------------------
                         SHARES
                        ACQUIRED
                           ON          VALUE
        NAME           EXERCISE(#) REALIZED($)(2) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE ($) UNEXERCISABLE ($)
        ----           ----------- -------------- -------------- ---------------- --------------- -----------------
Grahame N. Clark, Jr.        -0-           -0-        66,000         149,500          884,540         1,227,040
Norton A. Stuart, Jr.     8,950       167,067         34,235          37,000          548,608           299,980
William A. Feldman           -0-           -0-        28,500          58,000          381,960           544,460
William E. Bassett           -0-           -0-        37,800          66,300          540,124           511,634
Jerome R. Brown          12,300       190,604         13,800          44,600          170,904           433,558

- - --------
(1) The closing market price of Common Stock as reported on the National Market System of NASDAQ on March 25, 1994, the last trading day of Fiscal 1994, was $23.50. Value is calculated on the basis of the remainder of $23.50 minus the exercise price multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the remainder of the closing market price of Common Stock on the date of the exercise minus the exercise price multiplied by the number of shares to which the exercise relates.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company is entitled to receive compensation in the amount of $12,000 per year plus a fee of $1,000 for each day on which he attends a meeting of the Board or a meeting of a committee of the Board, if the committee meeting is not held on the same day as a Board meeting. Pursuant to the terms of a nondiscretionary formula in the 1989 Plan, each director who is not an employee of the Company was granted options during Fiscal 1994 to purchase 5,000 shares of Common Stock at an exercise price of $22.38 per share.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements (the "Agreements") with Grahame N. Clark, Jr., Norton A. Stuart, Jr., Gary T. Robinson, and Tod V. Mongan. Each of the Agreements provides for the payment of base salary amounts and the participation in any employee benefit or bonus plan or arrangement made available by the Company on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. The term of each of the Agreements is five years from May 28, 1992, the date of each of the Agreements.

  Upon the death of an executive during the term of that executive's Agreement, the Company is obligated to pay the executive's base salary for a period of months (not to exceed twelve months) determined by multiplying two times the number of complete twelve-month periods of employment of the executive with the Company. Each Agreement provides that if the executive's employment is terminated (whether such termination is by the executive or by the Company) within three years after a Triggering Event (which, generally speaking, is defined in the Agreement as a change in control of the Company) for any reason other than (i) termination by the Company for cause (as defined in the Agreement), (ii) the executive having reached the age of 65, or (iii) the executive's death, the Company is obligated to make a lump sum cash payment equal to 2.99 times the average of the executive's annualized includable compensation (as defined in the Agreement) received from the Company during the period consisting of the five full taxable years ending immediately preceding the Triggering Event. The Company is obligated to transfer to an irrevocable trust upon the occurrence of a Triggering Event, or as soon thereafter as the Company knows of the Triggering Event, the amount of cash that the Company would be obligated to pay under the Agreement if such executive's employment were terminated on that date.

COMPENSATION COMMITTEE AND OPTION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

  During Fiscal 1994, the Compensation Committee was composed of Thomas G. Kamp, Michael E. Faherty, and Rawles Fulgham and the Option Committee was composed of Michael A. Stone, Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, and Merle J. Volding. See "Election of Directors" and "Meetings and Committees of the Board." No member of the Compensation Committee or the Option Committee is an officer of the Company. No member of the Compensation Committee or the Option Committee was formerly an officer of the Company except for Mr. Volding, a member of the Option Committee, who was formerly an officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board is comprised of three nonemployee directors of the Company, Thomas G. Kamp, Michael E. Faherty, and Rawles Fulgham. The Compensation Committee members each serve for a term of three years. A new member is added each year with the then acting chairman stepping down from the Compensation Committee.

  The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people in the industry. The Compensation Committee applies this philosophy in determining compensation for the Company's executive officers in three areas: salary; bonuses; and stock options and awards.

  Base Salary. The Company strives to offer salaries to its executive officers which are competitive in its industry for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers information provided by Hewitt Associates and from published salary surveys specific to the Company's industry, size, and geographic location.

  The executive officers' base salaries are targeted at slightly below the median as indicated in the salary surveys. Base salaries are reviewed bi-annually to determine if adjustments are necessary based upon competitive practices and economic conditions. In addition, executive officers' salaries are periodically adjusted based on individual performance and changes in job content and responsibilities.

  The Compensation Committee evaluates the performance and sets the salary of the Company's Chairman and Chief Executive Officer, Grahame N. Clark, Jr. Mr. Clark does not participate in any discussions of the Compensation Committee regarding his salary or performance. Mr. Clark evaluates the performance of all other executive officers, and recommends salary adjustments which are reviewed and acted upon by the Compensation Committee. Performance evaluations for individual executive officers are based on achievement of predetermined individual goals. For Mr. Clark, these goals are set by the Compensation Committee, and for all other officers, these goals are set by Mr. Clark.

  Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Compensation Committee administers a bonus plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. It is the intention of the Compensation Committee to weight the total compensation of the executive officers heavily in the area of incentive compensation. The Compensation Committee believes that optimal performance is encouraged through the use of incentive programs, furthering the goal of having performance compensation as an important component of total executive compensation.

  In consultation with the Chairman, the Compensation Committee determines annually the total amount of cash bonuses available for executive officers. Awards under the plan are contingent upon the performance of the Company as a whole, based upon the Company attaining certain pre-tax goals set by the Board annually in consultation with the Chairman. The target amounts of bonus available to each executive officer are set annually by the Compensation Committee with regard to Mr. Clark and by Mr. Clark, subject to review and approval by the Compensation Committee, with regard to executive officers other than Mr. Clark. In all cases the target amounts for individual officers are based upon such officer's individual goals and objectives and the goals and objectives established for the particular operating unit such officer is responsible for managing. Executive officers earn a percentage of the target amounts under the bonus plan based on the achievement of these performance goals and objectives as determined annually by the Compensation Committee and a percentage based on the Company's attainment of the pre-tax goals. Awards are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made when the Company does not meet targets.

  Stock Options. The Compensation Committee believes that employee equity participation provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore recommends to the Option Committee periodic grants of stock options under the 1989 Plan. Stock options are approved by the Option Committee, based on the recommendation of the Compensation Committee, with exercise prices at the prevailing market price at date of grant. The stock options will have value only if the Company's stock price increases over the exercise price. Therefore, the Compensation

Committee believes that stock options serve to align the interest of executive officers closely with the other stockholders because of the direct benefit executive officers receive through improved stock performance.

  The Compensation Committee makes recommendations to the Option Committee concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chairman. Recommendations for options are based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers within the Company. Generally, option grants vest over five years and expire six years from date of grant. Option grants for Fiscal 1994 are set forth in the table entitled "Option Grants in Fiscal 1994."

  Restricted Stock. The Company has implemented the use of restricted stock in order to further the goal of having its executive officers maintain a "stake" in the long-term success of the Company, through equity ownership, as well as encouraging long-term employment with the Company. Restricted awards are given to executive officers in lieu of base salary increases and in lieu of a fixed percentage of the available bonus for each fiscal year.

  Each time an executive officer's base salary is increased such executive officer must take a minimum of 50% of such increase as a restricted stock award. It is such officer's option to take up to the entire amount of such increase as a restricted stock award but in no event can the percentage fall below 50%. The amount of restricted stock awarded is based on the base salary increase, the percentage to be taken in stock, the number of years remaining until such officer reaches sixty years of age, and the closing price of the Company's Common Stock on the day of the award. This restricted stock award vests in equal annual installments over the number of years remaining until such officer attains the age of sixty.

  Executive officers are required to take 15% of their annual incentive bonus, if any, in the form of a restricted stock award. The number of shares of restricted stock awarded is based upon the closing price of the Company's Common Stock on the date the incentive bonus is approved by the Compensation Committee. The restricted stock awarded to each executive officer vests over a period of three years.

                                          COMPENSATION COMMITTEE

                                          Thomas G. Kamp
                                          Michael E. Faherty
                                          Rawles Fulgham

PERFORMANCE GRAPH

  The following chart compares the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock during the five fiscal years ended March 27, 1994, with the yearly change in cumulative total return of the NASDAQ Total Market Index and Standard and Poors (S&P) Computer Software and Services Industry Group Index. The comparison assumes that $100 was invested on April 1, 1989, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

  In 1993, the peer group used for comparison purposes in the Performance Graph was the NASDAQ Computer Manufacturer Index. With the acquisitions of Advanced Computer Systems, Inc., LeRoux, Pitts and Associates, and Imagesolve International Ltd., the Company has accelerated its transition from primarily hardware manufacturer to a software and service company. Software and service revenue totaled in excess of 63% of the Company's 1994 revenues. Accordingly, the Company believes the S&P Software and Services Industry Group Index is a more appropriate peer group for comparison purposes. The NASDAQ Computer Manufacturer Index is presented in 1994 in accordance with Securities and Exchange Commission requirements.

                                     (ART)

CALCULATED INDEX

                                                                 NASDAQ                 S&P
                                           NASDAQ               COMPUTER             SOFTWARE
                      BANCTEC             STOCK MKT               MFG                & SERVICE
                      -------             ---------             --------             ---------
      2-Apr-89          100                  100                  100                   100
     31-Mar-90          161                  110                  120                   121
     31-Mar-91          118                  126                  167                   110
     29-Mar-92          207                  161                  176                   143
     28-Mar-93          223                  182                  199                   189
     27-Mar-94          313                  208                  199                   212

                              CERTAIN STOCKHOLDERS

  The following table sets forth certain information as of June 30, 1994, regarding the ownership of Common Stock of: (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group. Included in the "Number of Shares of Common Stock" are shares attributable to options that are exercisable as of, or will be exercisable within 60 days after, June 30, 1994.

                                 NUMBER OF    PERCENT OF
     NAME OF BENEFICIAL          SHARES OF   OUTSTANDING
     OWNER(1)                   COMMON STOCK COMMON STOCK
     ------------------         ------------ ------------
     FMR Corp.(2).............   1,260,700       11.8%
      82 Devonshire Street
      Boston, Massachusetts
       02109
     Wellington Management
      Company(3)..............     821,940        7.7%
      75 State Street
      Boston, Massachusetts
       02109
     The Vanguard Group.......     590,000        5.5%
      P.O. Box 2600
      Valley Forge, Pennsylva-
       nia 19482
     Michael E. Faherty(4)....      45,792          *
     Paul J. Ferri(5).........     122,062        1.1%
     Merle J. Volding(6)......      38,077          *
     Grahame N. Clark, Jr.(7).     133,567        1.2%
     Norton A. Stuart, Jr.(8).      72,251          *
     Michael A. Stone(9)......      42,750          *
     Rawles Fulgham(10).......      38,250          *
     Thomas G. Kamp(11).......      16,500          *
     William A. Feldman(12)...      17,461          *
     William E. Bassett(13)...      51,568          *
     Jerome R. Brown(14)......      36,495          *
     All executive officers
      and directors as a group
      (21 persons)(15)........     938,828        8.8%

- - --------
 * Less than one percent.

(1) Except as otherwise indicated, each stockholder has sole investment and sole voting power with respect to the shares of Common Stock shown.

(2) As of June 30, 1994, FMR Corp. beneficially owned 1,260,700 shares of the Common Stock of the Company. This number includes 986,700 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment advisor to certain other funds which are generally offered to limited groups of investors, and 274,000 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment advisor to certain other funds which are generally offered to limited groups of investors.

(3) These shares are owned by a variety of investment advisory clients of Wellington Management Company, which clients receive dividends and the proceeds from the sale of such shares. In addition, no individual client is known to have such interest with respect to more than 5% of the shares outstanding.

 (4) Includes 22,500 shares that Mr. Faherty may acquire pursuant to stock options.

 (5) Includes 11,250 shares owned of record by Mr. Ferri's children. Mr. Ferri disclaims beneficial ownership of such shares. Also includes 30,000 shares that Mr. Ferri may acquire pursuant to stock options.

 (6) Includes 37,702 shares that Mr. Volding may acquire pursuant to stock options.

 (7) Includes 66,000 shares that Mr. Clark may acquire pursuant to stock options and 36,324 shares of unreleased restricted stock.

 (8) Includes 34,235 shares that Mr. Stuart may acquire pursuant to stock options and 2,960 shares of unreleased restricted stock.

 (9) Includes 31,500 shares that Mr. Stone may acquire pursuant to stock options.

(10) Includes 30,000 shares that Mr. Fulgham may acquire pursuant to stock options.

(11) Includes 16,500 shares that Mr. Kamp may acquire pursuant to stock options.

(12) Includes 7,722 shares of unreleased restricted stock.

(13) Includes 37,800 shares that Mr. Bassett may acquire pursuant to stock options and 6,802 shares of unreleased restricted stock.

(14) Includes 13,800 shares that Mr. Brown may acquire pursuant to stock options and 8,548 shares of unreleased restricted stock.

(15) Also includes 576,062 shares subject to stock options and 92,897 shares of unreleased restricted stock.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1995 must deliver the proposal to the executive offices of the Company by no later than April 3, 1995, unless the Company notifies the stockholders otherwise.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, upon the recommendation of the Audit Committee, has selected Arthur Andersen & Co. to act as independent auditors for the fiscal year ending in April 1995.

  Arthur Andersen & Co. has advised the Company that it will have a representative in attendance at the Meeting with the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions presented at the Meeting.

  On September 2, 1992, the Company notified Ernst & Young (Dallas, Texas office) of its decision to retain another independent auditor for the audit of its financial statements for Fiscal 1993. During Fiscal 1992 and during the period from March 29, 1992 (the last day of Fiscal 1992) through September 2, 1992, there were no disagreements with Ernst & Young on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report.

  Ernst & Young's report on the financial statements of the Company for Fiscal 1992 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

                                 OTHER MATTERS

  The Board does not intend to bring any other matters before the Meeting and does not know of any matters which will be brought before the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                                  Secretary

Dallas, Texas
July 13, 1994

                                BANCTEC, INC.


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 1994

     The undersigned hereby appoints Grahame N. Clark, Jr. and Norton A. Stuart, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of BancTec, Inc. held of record by the undersigned on July 6, 1994, at the Annual Meeting of Stockholders to be held on August 18, 1994 at 10:00 a.m., Dallas, Texas time, at The Doubletree Hotel at Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, and at any adjournment(s) thereof. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection therewith, each dated July 13, 1994, is hereby acknowledged. The undersigned hereby revokes any proxies heretofore given.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.


                               (REVERSE SIDE)

           ------------------------------------------------------


           ----------
             COMMON

1. ELECTION OF DIRECTORS: Michael E. Faherty, Paul J. Ferri, and Merle J. Volding (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name on the space provided below.)

   FOR all nominees         WITHHOLD
listed below (except as     AUTHORITY       --------------------------------
    marked to the           to vote FOR
      contrary).            all nominees
                            listed above.

      --------               --------

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY
   ADJOURNMENT(S) THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 1994.


                                                 Dated: _______________, 1994

                                                 _____________________________

                                                 _____________________________
                                                   Signature(s)

                                                 When signing on behalf of a
                                                 corporation, partnership,
                                                 estate, trust, or in any
                                                 other representative
                                                 capacity, please sign name
                                                 and title. For joint accounts
                                                 each joint owner must sign.